SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

December 21, 2009

CSMG TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Texas	0-27359	74-2653437
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

1005 North Tower, 500 North Shoreline Drive
Corpus Christi, TX 78471
(Address of principal executive offices) (Zip Code)

361-884-6118
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On December 21, 2009 Donald S. Robbins, the President and CEO of  the Registrant (“CSMG”), died unexpectedly of what appear to be natural causes.  Dr. Joseph Kutz will become President and CEO of CSMG and its subsidiary, Live Tissue Connect, Inc., and Bruce Jones, currently President of Carbon Capture Technologies, Inc., a subsidiary of CSMG, will resume his former position as CFO and will be Vice President of CSMG.  Dr. Kutz is currently a member of the Board of Directors of Live Tissue Connect, Inc., the operating subsidiary of CSMG that has a patented platform technology that bonds and reconnects human soft tissue through fusion, in contrast with conventional wound closing devices such as sutures, staples, sealant, or glues. Live Tissue Connect currently holds a total of approximately 40 patents in the U.S., Australia, Canada, European Union, Ukraine and other countries. Live Tissue Connect’s VAD 400 electrosurgery generator and two instruments for  duct and vessel sealing have received FDA clearance under the company’s 510(K) submission and CE mark approval. The existing Board of Directors of CSMG intends to continue the current operations of the company and its subsidiaries.

Dr. Joseph Kutz is the co-founder of Kleinert Kutz and Associates Hand Care Center PLLC in Louisville, Kentucky and is an internationally recognized hand and micro surgeon.  Dr. Kutz is a Clinical Professor of Surgery (Plastic and Reconstructive) and Clinical Professor of Surgery (Hand) at the University of Louisville School of Medicine.  He is certified by the American Board of Surgery.  He is affiliated with 13 hospitals.  Dr. Kutz had 79 published papers on hand surgery, which include co-author of a number of text book chapters, as well as a chapter in Grabb’s Encyclopedia of Flaps.  He received his Doctorate of Medicine at the University of Michigan Medical School and has more than 44 years of surgical experience in his practice.

Bruce Jones has over 35 years in finance, including serving for over 10 years as a Vice President at Merrill Lynch Capital Markets, eight years as an investment advisor with Gateway Investment Advisors and 15 years advising emerging companies.  Mr. Jones has been President of Carbon Capture Technologies, Inc., a subsidiary of CSMG involved in capturing CO2 emissions from large industrial plants, since 2008 and has been an advisor to CSMG since 2002, including his service as CFO in 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSMG Technologies, Inc.

Date: December 24, 2009	By:	/s/ Dr. Joseph Kutz
Dr. Joseph Kutz
President and Chief Executive Officer